Exhibit 10.4

                         INTEL CORPORATION
                  RESTRICTED STOCK UNIT AGREEMENT
               UNDER THE 2004 EQUITY INCENTIVE PLAN

               (FOR GRANTS UNDER THE ELTSOP PROGRAM)


1.   TERMS OF RESTRICTED STOCK UNIT

     This Restricted Stock Unit Agreement (this "Agreement"), the Notice of Grant delivered herewith (the "Notice of Grant") and the Intel Corporation 2004 Equity Incentive Plan (the "2004 Plan"), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the "Corporation") regarding the Restricted Stock Units ("RSUs") identified in your Notice of Grant.

2.   VESTING OF RSUs

     Provided that you remain continuously employed by the Corporation or a Subsidiary on a full time basis from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs shall vest and be converted into the right to receive the number of shares of the Corporation's Common Stock, $.001 par value (the "Common Stock"), specified on the Notice of Grant with respect to such vesting date, except as otherwise provided in this Agreement. If a vesting date falls on a weekend or any other day on which the NASDAQ Stock Market ("NASDAQ") is not open, affected RSUs shall vest on the next following NASDAQ business day. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2004 Plan.

     RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as an Employee terminates for any reason except death, or Disablement
     (defined below), prior to the vesting dates set forth in your Notice of Grant, your unvested RSUs will be cancelled.

3.   CONVERSION INTO COMMON STOCK

     Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 9 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name or, in the event of your death or Disablement, to your executor or personal representative, and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your

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     behalf with a brokerage firm or
     other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.

     Notwithstanding the foregoing, (i) the Corporation shall not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation's counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters.

4.   LEAVES OF ABSENCE

     (a) Except as expressly provided otherwise in this Agreement, if you take a personal leave of absence under the Intel Leave Guidelines ("PLOA"), your RSUs will vest only to the extent and during the times specified in this Section 4:

          (1)  If the duration of the PLOA is less than thirty (30) days:

               a) The vesting date set forth in your Notice of Grant for any RSUs that (but for this provision) would have vested during the PLOA shall be deferred until the first day that you return to work (i.e., the date that the PLOA is terminated) or, if you return on a day that the NASDAQ is not open, the next following NASDAQ business day; and

               b) The vesting date set forth in your Notice of Grant for any RSUs that are scheduled to vest following the date that the PLOA is terminated shall not be affected by the PLOA.

          (2) If the duration of the PLOA equals or exceeds thirty (30) days, the vesting dates set forth in your Notice of Grant for any RSUs that follow the commencement of the PLOA shall be deferred beyond the dates set forth in the Notice of Grant by a period of time equal to the duration of the PLOA.

          (3) If you terminate employment with the Corporation during a PLOA, then in addition to the effect on the vesting dates set forth in clause (a)(1) and (a)(2) of this Section 4, any RSUs that had not vested prior to the commencement of the PLOA shall be cancelled as of the date of your termination of employment, as applicable, except to the extent provided otherwise in Sections 7 through 9 hereof.

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     (b)  If you take an approved Leave of Absence other than a PLOA under Intel Leave Guidelines, the vesting of RSUs shall be unaffected by such absence and will vest in accordance with the schedule set forth in the Notice of Grant.

5.   SUSPENSION OR TERMINATION OF RSU FOR MISCONDUCT

     If at any time the Committee of the Board of Directors of the Corporation established pursuant to the 2004 Plan (the "Committee"), including any Subcommittee or "Authorized Officer" (as defined in Section 8(a)(v) of the 2004 Plan) notifies the Corporation that they reasonably believe that you have committed an act of misconduct as described in Section 8(a)(v) of the 2004 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your RSUs may be suspended pending a determination of whether an act of misconduct has been committed. If the Corporation determines that you have committed an act of misconduct, all RSUs not vested as of the date the Corporation was notified that you may have committed an act of misconduct shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

6.   TERMINATION OF EMPLOYMENT

     Except as expressly provided otherwise in this
     Agreement, if your employment by the Corporation
     terminates for any reason, whether voluntarily or
     involuntarily, other than on account of death, or
     Disablement (defined below), all RSUs not then vested
     shall be cancelled on the date of employment
     termination, regardless of whether such employment
     termination is as a result of a divestiture or
     otherwise.   For purposes of this Section 6, your
     employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party shall be considered employment for purposes of this provision if either (a) an the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as an employee of a Subsidiary for purposes of this provision.


7.   DEATH

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     Except as expressly provided otherwise in this
     Agreement, if you die while employed by the Corporation, your RSUs will become one hundred percent
     (100%) vested.

8.   DISABILITY

     Except as expressly provided otherwise in this Agreement and upon your termination of employment as a result of a determination of Disablement, your RSUs will become one hundred percent (100%) vested.

     For purposes of this Section 8, "Disablement" shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, "Disablement" shall have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.

9.   TAX WITHHOLDING

     RSUs are taxable upon vesting based on the market value in accordance with the tax laws of the country where you are resident or employed. RSUs are taxable in accordance with the existing or future tax laws of the country where you are resident or employed. If you are an U.S. citizen or expatriate, you may also be subject to U.S. tax laws.

     To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Corporation or the Subsidiary that employs you for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, payment on account or other tax related to withholding obligations that arise by reason of granting of a RSU, vesting of a RSU or any sale of shares of the Common Stock (whichever is applicable).

     The Corporation shall not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.

     Unless provided otherwise by the Committee, these obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize UBS Financial Services Inc., or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional

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     shares to
     account for rounding and market fluctuations. The shares may be sold as part of a block trade with other participants of the 2004 Plan in which all participants receive an average price. For this purpose, "Market Value" will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ on the day your RSUs vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

     You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 9 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.

10.  RIGHTS AS A STOCKHOLDER

     Until your RSUs have vested and shares of Common Stock have been issued to you, your RSUs are not transferable other than by last will and testament or the laws of descent and distribution. Your RSUs may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, shall be void and unenforceable against the Corporation.

     You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs shall remain terminable pursuant to this Agreement at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs shall have no value for purposes of any aspect of your employment relationship with the Corporation.

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11.  DISPUTES

     Any question concerning the interpretation of this Agreement, your Notice of Grant, the RSUs or the 2004
     Plan, any adjustments required to be made thereunder, and any controversy that may arise under the Standard
     Terms, your Notice of Grant, the RSUs or the 2004 Plan shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding unless determined pursuant to Section 14(e) to have been arbitrary and capricious.

12.  AMENDMENTS

     The 2004 Plan and RSUs may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2004 Plan.

13.  DATA PRIVACY

     You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Corporation for the exclusive purpose of implementing, administering and managing your participation in the 2004 Plan.

     You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the 2004 Plan ("Data"). You hereby understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the 2004 Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the 2004 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2004 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary

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     amendments to
     Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You hereby understand, however, that refusing or withdrawing your consent may affect your ability to participate in the 2004 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.

14.  THE 2004 PLAN AND OTHER TERMS; OTHER MATTERS

     (a) Certain capitalized terms used in this Agreement are defined in the 2004 Plan. Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant.

          The grant of RSUs to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

     (b)  To the extent that the grant of RSUs refers to the Common
          Stock of Intel Corporation, and as required by the laws of your country of residence or employment, only authorized but unissued shares thereof shall be utilized for delivery upon vesting in accord with the terms hereof.

     (c) Notwithstanding any other provision of this Agreement, if any changes in the financial or tax accounting rules applicable to the RSUs covered by this Agreement shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of the Corporation, the Committee may, in its sole discretion, modify this Agreement or cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.

     (d) Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.

     (e) Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intel Corporation, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

     (f) Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, your RSUs are subject to reduction by the Corporation if you

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          change your employment classification
          from a full-time employee to a part-time employee.

     (g) RSUs are not part of your employment contract (if any) with the Corporation, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

     (h) In consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of your RSUs or diminution in value of the RSUs or Common Stock acquired through vested RSUs resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

     (i) Notwithstanding any terms or conditions of the 2004 Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive the RSUs and vest in RSUs under the 2004 Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to sell shares of Common Stock that converted from vested RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

     (j) Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2004 Plan to the contrary, if, at the time of your termination of employment with the Corporation, you are a "specified employee" as defined in Section 409A of the Internal Revenue Code ("Code"), and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your "separation from service" for any reason, other than death or "disability" (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or "disability" (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a "change in the ownership or effective control" of the Corporation (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 13(e) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the RSUs would cause you to incur any

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          penalty tax or
          interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.